                                                                    Exhibit 99.1


                GOODYEAR REPORTS RESULTS FOR 2003'S FIRST QUARTER

-        SALES INCREASE 7.1 PERCENT FROM FIRST QUARTER, 2002
-        OPERATING RESULTS AND MARGINS IMPROVE IN SIX BUSINESSES
         AKRON, Ohio, April 30, 2003 - The Goodyear Tire & Rubber Company today reported a net loss of $163.3 million (93 cents per share) for the first quarter of 2003, compared with a net loss of $63.2 million (39 cents per share) in the first quarter of 2002. All per share amounts are diluted.
         Six of the company's seven businesses continued to perform well during the quarter, posting year-over-year improvement in segment operating income and profit margin. However, these results were not enough to fully offset a loss in the company's North American Tire business, charges related to rationalization activities and an increased tax burden.
         First quarter total segment operating income was $68.0 million, more than double the $32.9 million achieved in the 2002 period. First quarter loss before income taxes was $135.0 million, compared to a loss of $85.6 million in the prior-year period. See the note at the end of this release for further explanation and a reconciliation table.
         "We remain very pleased with the strength of our international tire businesses, Engineered Products and our Chemicals units," said Robert J. Keegan, Goodyear president and chief executive officer. "Five of our businesses have recorded improved year-over-year segment operating income for four consecutive quarters.


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
                                      -2-


         "While North American Tire continues to struggle, we see room for optimism," Keegan said. "We are aggressively cutting costs to make this business competitive, and we are encouraged by market share gains in this unit compared to the fourth quarter of 2002. We have much work left to do, but our turnaround is on track."
         Results for the first quarter of 2003 include after-tax rationalization charges of $65.2 million (37 cents per share) as a result of retail and administrative consolidations in North America, Europe and Latin America.
         Goodyear reported sales of $3.5 billion for the first quarter of 2003, up 7.1 percent from $3.3 billion during the prior-year period. Tire unit volume in the first quarter of 2003 was 52.6 million units, down from 53.0 million units in the 2002 period.
         Revenues in the first quarter increased compared to the 2002 period primarily due to the impact of currency translation, which the company estimates at $139 million, and price increases. Lower tire unit volume had a negative impact on sales.
         Interest expense decreased 5.2 percent to $57.8 million from $61.0 million in the first quarter of 2002 due primarily to lower interest rates. Depreciation and amortization expense was $147.9 million in the first quarter of 2003, versus $146.8 million in 2002. Capital expenditures were $90.1 million in the first quarter of 2003, compared with $75.8 million in 2002.

BUSINESS SEGMENTS
         As previously stated, the company's total segment operating income more than doubled in the first quarter of 2003, compared to the prior-year period.

                  NORTH AMERICAN TIRE                          FIRST QUARTER
                    (in millions)                          2003              2002
                    Tire Units                               24.8            26.2
                    Sales                                $1,591.1        $1,651.8
                    Segment Operating Loss                  (61.5)          (51.3)
                    Segment Operating Margin                 (3.9)%          (3.1)%

         North American Tire's unit volume was down 5.2 percent compared to the first quarter of 2002. Shipments to original equipment customers decreased 2.7 percent in the 2003 first quarter. Replacement volume fell 6.4 percent compared to the prior-year period.


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
                                      -3-


         Revenues for the 2003 first quarter decreased compared to last year due to industry weakness and reduced volume reflected in certain segments of the replacement market and units delivered in 2002 in connection with a Ford tire replacement program. Unfavorable mix also had a negative impact on sales compared to 2002.
         During the first quarter of 2002, Goodyear supplied approximately 500 thousand tires for the Ford tire replacement program, with a segment operating income benefit of approximately $10.0 million. Ford ended the replacement program on March 31, 2002.
         An operating loss was recorded for the quarter due to higher raw material costs, an unfavorable mix in the replacement market and lower volume. Segment operating income was favorably affected by cost reduction programs.
         Segment operating income in 2002 reflected a charge of $10.0 million principally related to the return of inventory to Goodyear following the April 6, 2002, closure of Penske Automotive Centers in the United States.

                  EUROPEAN UNION TIRE                             FIRST QUARTER
                    (in millions)                          2003                  2002
                    Tire Units                              15.8                  15.1
                    Sales                                 $930.9                $744.9
                    Segment Operating Income                32.0                  16.6
                    Segment Operating Margin                 3.4%                  2.2%

         European Union Tire's unit volume in the first quarter of 2003 was up
4.8 percent compared to 2002. Replacement volume increased 11.6 percent, while shipments to original equipment customers were down 7.7 percent.
         Sales increased in the first quarter primarily due to the favorable impact of currency translation, estimated at $171 million, as well as higher volume, price increases and improved product mix.
         Segment operating income increased 92.8 percent during the quarter, due primarily to lower production costs, the positive effect of currency translation and higher volume.

                  EASTERN EUROPE, AFRICA AND
                   MIDDLE EAST TIRE                             FIRST QUARTER
                      (in millions)                       2003                   2002
                      Tire Units                             4.0                   3.8
                      Sales                               $227.4                $174.5
                      Segment Operating Income              21.0                  10.8
                      Segment Operating Margin               9.2%                  6.2%

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                                      -4-


         Eastern Europe, Africa and Middle East Tire's unit volume in the first quarter of 2003 was up 6.4 percent from 2002. Replacement volume increased 10.9 percent, while shipments to original equipment customers decreased 11.1 percent compared to the first quarter of 2002.
         Sales increased from 2002 due to improved pricing and the positive impact of currency translation. The company estimates that the currency movements favorably affected sales by about $35 million during the quarter.
         Segment operating income improved 94.4 percent in the quarter due to the impact of currency translation, lower production costs, improved price and mix, and higher volume.

                    LATIN AMERICAN TIRE                         FIRST QUARTER
                      (in millions)                       2003                   2002
                      Tire Units                             4.7                   4.9
                      Sales                               $231.7                $245.6
                      Segment Operating Income              26.0                  25.4
                      Segment Operating Margin              11.2%                 10.3%


         Latin American Tire's unit volume decreased 5.7 percent from the 2002 first quarter. Replacement volume was down 1.7 percent for the quarter. Shipments to original equipment customers were down 15.9 percent.
         Sales decreased in the first quarter as a result of currency translation. The company estimates currency movements had a $69 million negative impact on Latin America Tire sales in the quarter. Sales were favorably impacted by improved pricing and product mix.
         Segment operating income increased in the quarter due to improved pricing and product mix, but was negatively impacted by currency translation of approximately $27 million.

                  ASIA TIRE                                     FIRST QUARTER
                    (in millions)                        2003                    2002
                    Tire Units                               3.3                   3.0
                    Sales                                 $140.5                $121.7
                    Segment Operating Income                12.7                   7.6
                    Segment Operating Margin                 9.0%                  6.2%


         Asia Tire's unit volume was up 8.9 percent from the 2002 first quarter. Replacement volume decreased 1.1 percent for the quarter and shipments to original equipment customers increased 35.3 percent, particularly in China.



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
                                      -5-


         Sales increased compared to 2002 due primarily to higher original equipment volume, as well as improved selling prices for replacement and original equipment tires.
         Segment operating income increased from 2002 due to improved pricing and product mix, the favorable impact of currency translation and higher volume.

                  ENGINEERED PRODUCTS                            FIRST QUARTER
                    (in millions)                          2003                  2002
                    Sales                                 $291.9                $283.1
                    Segment Operating Income                10.8                  10.2
                    Segment Operating Margin                 3.7%                  3.6%



         Engineered Products' sales in 2003's first quarter increased due largely to higher sales of replacement and military products. Segment operating income increased due to a customer's purchase of inventory previously held on consignment, higher volume, improved pricing and product mix.

                  CHEMICAL PRODUCTS                               FIRST QUARTER
                    (in millions)                          2003                  2002
                    Sales                                 $297.9                $196.3
                    Segment Operating Income                27.0                  13.6
                    Segment Operating Margin                 9.1%                  6.9%


         Chemical Products' sales increased for the quarter due to improved pricing related to higher raw material costs. Segment operating income increased significantly due to favorable pricing and volume.
         Goodyear will hold an investor conference call at 9 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: www.goodyear.com/investor/events.html.
         Participating in the conference call will be Keegan, Robert W. Tieken, executive vice president & chief financial officer, and the presidents of Goodyear's seven Strategic Business Units. They will review Goodyear's first quarter results as well as its future strategies.
         Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. today. A taped replay of the conference call will be available at 2 p.m. today by calling (706) 645-9291 and entering access code 9612747. The call replay will also remain available on the Web site.

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                                      -6-


         Goodyear is the world's largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 85 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 92,000 people worldwide.
         Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various economic, financial and industry factors including without limitation the company's ability to implement its cost-cutting plans and achieve its sales targets. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company's Form 10-K for the year ended Dec. 31, 2002, which is on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)        (more)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share)

                                                          FIRST QUARTER
                                                          ENDED MARCH 31
                                                     2003                  2002
                                                           (unaudited)
NET SALES                                         $3,545.5           $3,311.2

  Cost of Goods Sold                               2,924.4            2,761.1
  Selling, Administrative and
    General Expense                                  590.1              529.4
  Rationalizations                                    68.2               --
  Interest Expense                                    57.8               61.0
  Other (Income) and Expense                          26.7               13.9
  Foreign Currency Exchange                           (0.6)              13.3
  Equity in (Earnings) Losses of Affiliates            2.5                4.6
  Minority Interest in
    Net Income (Loss) of Subsidiaries                 11.4               13.5
                                                -----------------------------
LOSS BEFORE INCOME TAXES                            (135.0)             (85.6)

  United States and Foreign Taxes
    on Income (Loss)                                  28.3              (22.4)
                                                -----------------------------
NET LOSS                                           $(163.3)            $(63.2)
                                                ===============================


PER SHARE OF COMMON STOCK - BASIC
NET LOSS                                            $(0.93)            $(0.39)
                                                ================================

Average Shares Outstanding                           175.3              163.2

PER SHARE OF COMMON STOCK - DILUTED
NET LOSS                                            $(0.93)            $(0.39)
                                                ================================

Average Shares Outstanding                           175.3              163.2


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
                                      -8-


THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In millions)

                                                                                           MARCH 31     DEC. 31
                                                                                             2003         2002
                                                                                         (unaudited)
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents                                                              $    720.3    $   923.0
  Short Term Securities                                                                        --           24.3
  Accounts and Notes Receivable, less allowance - $103.0 ($99.9 in 2002)                    1,792.3      1,459.7
  Inventories
     Raw Materials                                                                            472.7        451.0
     Work in Process                                                                          116.1        100.0
     Finished Product                                                                       1,942.7      1,820.6
                                                                                         -----------------------
                                                                                            2,531.5      2,371.6
  Prepaid Expenses and Other Current Assets                                                   396.0        448.1
                                                                                         -----------------------
TOTAL CURRENT ASSETS                                                                        5,440.1      5,226.7

Long Term Accounts and Notes Receivable                                                       229.1        236.3
Investments in Affiliates                                                                     144.3        141.7
Other Assets                                                                                  254.4        254.9
Goodwill and Other Intangible Assets                                                          772.4        768.7
Prepaid and Deferred Pension Cost                                                             905.5        913.4
Deferred Charges                                                                              411.5        412.6
Properties and Plants,
  Less Accumulated Depreciation -  $6,750.2 ($6,571.6 in 2002)                              5,210.6      5,192.3
                                                                                         -----------------------
TOTAL ASSETS                                                                             $ 13,367.9    $13,146.6
                                                                                         =======================

LIABILITIES
CURRENT LIABILITIES:
  Accounts Payable - Trade                                                               $  1,535.0    $ 1,502.2
  Compensation and Benefits                                                                   963.6        961.2
  Other Current Liabilities                                                                   458.1        481.6
  United States and Foreign Taxes                                                             494.9        473.2
  Notes Payable                                                                               165.1        283.4
  Long Term Debt due within One Year                                                           59.5        369.8
                                                                                         -----------------------
TOTAL CURRENT LIABILITIES                                                                   3,676.2      4,071.4
Long Term Debt and Capital Leases                                                           3,602.1      2,989.0
Compensation and Benefits                                                                   4,231.6      4,194.2
Other Long Term Liabilities                                                                   526.2        501.2
Minority Equity in Subsidiaries                                                               769.8        740.2
                                                                                         -----------------------
TOTAL LIABILITIES                                                                          12,805.9     12,496.0

Commitments and Contingent Liabilities

SHAREHOLDERS' EQUITY
Preferred Stock, no par value:
  Authorized 50 shares, unissued                                                               --           --
Common Stock, no par value:
  Authorized 300 shares
  Outstanding Shares - 175.3 (175.3 in 2002)
    After Deducting 20.4 Treasury Shares (20.4 in 2002)                                       175.3        175.3
Capital Surplus                                                                             1,390.3      1,390.3
Retained Earnings                                                                           1,843.8      2,007.1
Accumulated Other Comprehensive Income                                                     (2,847.4)    (2,922.1)
                                                                                         -----------------------
TOTAL SHAREHOLDERS' EQUITY                                                                    562.0        650.6
                                                                                         -----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               $ 13,367.9    $13,146.6
                                                                                         =======================

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                                      -9-


TOTAL SEGMENT OPERATING INCOME RECONCILIATION TABLE
(In millions)

                                                                    FIRST QUARTER
                                                                    ENDED MARCH 31
                                                             2003                 2002
                                                                    (unaudited)

TOTAL SEGMENT OPERATING INCOME                            $     68.0           $   32.9
  Rationalizations                                             (68.2)               -
  Interest expense                                             (57.8)             (61.0)
  Foreign currency exchange                                      0.6              (13.3)
  Minority interest in net income of subsidiaries              (11.4)             (13.5)
  Inter-SBU income                                             (17.8)             (11.4)
  Financing fees and financial instruments                     (28.0)             (11.0)
  Equity in earnings (losses) of corporate affiliates           (3.3)              (4.9)
  Other                                                        (17.1)              (3.4)
                                                            ---------          ---------
LOSS BEFORE INCOME TAXES                                    $ (135.0)          $  (85.6)
                                                            =========          =========


Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company's strategic business units ("SBUs") and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU's segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."